NEWS RELEASE

BROOKFIELD HOMES ANNOUNCES 2ND QUARTER NET NEW ORDERS AND
NOTICE OF 2ND QUARTER CONFERENCE CALL AND WEBCAST

Del Mar, California, July 3, 2003 — (BHS: NYSE) Net new orders increased by 40 units for the three months ended June 30, 2003 compared to the same period in 2002. Strong market conditions contributed to this increase in our San Diego / Riverside area with net new orders totaling 180 units. Net new orders for the first six months of 2003, together with the order backlog at December 31, 2002 of 467 units, total 95% of our planned 1,550 home closings for 2003.

A summary by region of the net new orders for the three months and six months ended June 30 is as follows:

	Three Months Ended June 30		Six Months Ended June 30

	2003	2002	2003	2002

San Francisco Bay Area	108	81	188	185
Southland / Los Angeles	98	136	159	307
San Diego / Riverside	180	127	331	191
Northern Virginia	193	195	323	315

	579	539	1,001	998

During the three months ended June 30, 2003, active selling communities totaled 29, compared with 32 for the three months ended June 30, 2002. A summary by region of the active selling communities for the three months ended June 30 is as follows:

	2003	2002

San Francisco Bay Area	6	5
Southland / Los Angeles	4	11
San Diego / Riverside	5	3
Northern Virginia	14	13

Webcast and Conference Call for Investors and Analysts

You are invited to participate in Brookfield Homes’ Q2/2003 Conference Call on Friday, August 8, 2003 at 2:30 p.m. (ET) to discuss with members of senior management our second quarter 2003 results.

Brookfield Homes will release its 2003 second quarter financial results on August 8th at approximately 12:00 p.m. (ET), and they will be available on our website at www.brookfieldhomes.com under “Investor Relations — Press Releases.” Our second quarter supplemental information package will also be available on August 8th under “Investor Relations — Financial Reports and Investor Presentations — Quarterly

Reports on 10Q and Supplemental Information.” The Conference Call will also be Webcast live on our website, where it will be archived for future reference.

To participate in the Conference Call, please dial 416-695-5261 or 1-877-461-2816, toll free in North America, at approximately 10 minutes prior to the start time. The reservation number for this call is T433538S. For those unable to participate in the Conference Call, a taped rebroadcast will also be available until midnight Friday, August 22, 2003. To access this rebroadcast, please call 416-695-5799 or 1-877-677-0845, toll free in North America, and enter the reservation number 3538.

Brookfield Homes Corporation

Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also develop land for our own communities and sell lots to other homebuilders. Our portfolio includes over 20,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; and Northern Virginia markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.

Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com

* * * * * * * * * * * * *

Note: Certain statements in this press release that are not historical facts, including information concerning planned home closings constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.